Exhibit 99.1

Laboratory Corporation of America® Holdings
358 South Main Street
Burlington, NC 27215
Telephone:(336) 584-5171

FOR IMMEDIATE RELEASE
Investor Contact: Scott Fleming - 336-436-4879
Media Contact: Pam Sherry - 336-436-4855
Shareholder Direct: (800)LAB-0401
Company Information: www.LabCorp.com

LABCORP TO BE FIRST COMMERCIAL LABORATORY TO OFFER FDA
APPROVED, FULLY AUTOMATED REAL-TIME HIV TEST FROM ROCHE
DIAGNOSTICS

New Test Format Will Help Doctors Tailor Patient Treatment, Enhance Total Quality
Process and Simplify Testing

Burlington, NC, May 21, 2007 — Laboratory Corporation of America® Holdings (LabCorp®) (NYSE: LH), one of the world’s leading clinical laboratories, today announced an agreement to offer a new, highly accurate HIV test for diagnostic use. LabCorp is the first commercial laboratory to enter a supply agreement for Roche Diagnostics’ COBAS® AmpliPrep/COBAS® TaqMan® HIV-1 Test, a real-time PCR test using an automated format that quantifies the amount of the virus in the blood from very high to very low levels.

The U.S. Food & Drug Administration (FDA) approved the test on May 11, 2007 for use in the United States. Doctors will use the information the test provides to establish a baseline HIV infection level before treatment of patients, as well as to monitor patients’ responses during treatment.

“Our agreement to make available this state-of-the-art HIV test further illustrates LabCorp’s continuing commitment to patient care and scientific leadership,” said Myla P. Lai-Goldman, M.D., Executive Vice President, Chief Scientific Officer and Medical Director of LabCorp. “We’re proud that we will be offering a test that will allow patients to receive treatment tailored to their particular level of infection, which will lead to more successful management of the virus. Furthermore, by fully automating sample preparation, amplification and detection in a standardized process, we will eliminate a number of manual steps and enhance the total quality process.”

“We are very pleased that our new HIV test and automated platform will enable LabCorp, a recognized leader in clinical diagnostics, to continue its tradition of pioneering commercialization of new diagnostic technologies,” said Daniel O’Day, President and CEO of Roche Molecular Diagnostics, the business area of Roche that developed the test. “HIV remains a serious health issue in the U.S. and worldwide. We recognize that LabCorp’s enthusiasm for bringing this test to the U.S. market quickly has important potential to benefit treatment monitoring for many of the more than 1 million HIV-infected patients across the nation.”

For more information on the COBAS® AmpliPrep/COBAS® TaqMan® HIV Test, please visit http://molecular.roche.com.

About LabCorp®
Laboratory Corporation of America® Holdings, a S&P 500 company, is a pioneer in commercializing new diagnostic technologies and the first in its industry to embrace genomic testing. With annual revenues of $3.6 billion in 2006, over 25,000 employees nationwide, and more than 220,000 clients, LabCorp offers clinical assays ranging from routine blood analyses to HIV and genomic testing. LabCorp combines its expertise in innovative clinical testing technology with its Centers of Excellence: The Center for Molecular Biology and Pathology, National Genetics Institute, Inc., ViroMed Laboratories, Inc., The Center for Esoteric Testing, DIANON Systems, Inc., US LABS, and Esoterix and its Colorado Coagulation, Endocrine Sciences, and Cytometry Associates laboratories. LabCorp clients include physicians, government agencies, managed care organizations, hospitals, clinical labs, and pharmaceutical companies. To learn more about our growing organization, visit our Web site at: www.labcorp.com.

Each of the above forward-looking statements is subject to change based on various important factors, including without limitation, competitive actions in the marketplace and adverse actions of governmental and other third-party payors. Actual results could differ materially from those suggested by these forward-looking statements. Further information on potential factors that could affect LabCorp’s financial results is included in the Company’s Form 10-K for the year ended December 31, 2006, and subsequent SEC filings.